UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 6, 2007
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 6, 2007, the Compensation Committee of the Company’s Board of Directors accelerated the vesting of time-based restricted shares held by W.G. Stover, Jr., the Company’s former Chief Financial Officer.  Mr. Stover announced his intention to resign from the Company in July 2007 and terminated his employment with the Company on November 29, 2007.  Under the terms of Mr. Stover’s severance agreement with the Company, certain compensation and benefits, including the lapsing of restrictions associated with restricted stock of the Company, are extended for approximately one year from Mr. Stover’s resignation date.  As a result, pursuant to Mr. Stover’s severance agreement restrictions as to 27,640 shares of restricted stock were scheduled to lapse within one year of his termination.  In connection with Mr. Stover’s resignation and in recognition of his approximate 20 years of service with the Company, the Compensation Committee  accelerated the lapsing of restrictions as to these shares and an additional 18,427 shares currently held by Mr. Stover.  The form of Mr. Stover’s severance agreement with the Company was included as an exhibit to the Company’s Annual Report on Form 10-K for fiscal 2007.  As a result of Mr. Stover’s earlier announcement to resign, he did not enter into a new form of severance agreement, as did other Company officers, described in the Company’s most recent proxy statement on file with the United States Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	December 12, 2007	By:	/s/ Roderic W. Lewis
		Name:	Roderic W. Lewis
		Title:	Vice President of Legal Affairs,
General Counsel and Corporate Secretary